Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169151

ABS NEW ISSUE: GE Capital Credit Card Master Note Trust (GEMNT) 2012-1 SEC REGISTERED

JT LEADS: BofAML, RBS
CO-MGRS : JPM, Mitsubishi UFJ, TD, Williams

CL	$SIZE-mm	WAL	M/F*	E.FIN	L.FIN	BENCH	YLD	PX	CPN
A	750.000	2.97	Aaa(sf)/AAA(sf)	01/15/15	01/16/18	iSwp+35	1.035	99.99184	1.03
B	94.637	2.97	A2(sf)/A(sf)	01/15/15	01/16/18	iSwp+95	1.635	99.97247	1.62

* Expected ratings

EXPECTED SETTLE:	1/25/12	FIRST INT PMT :	03/15/12
ERISA ELIGIBLE :	YES	OFFERING TYPE :	SEC REGISTERED
MIN DENOMS :	$100k x $1k	BBERG TICKER :	GEMNT 2012-1
BILL/DELIVER :	BofAML
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

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